Exhibit 99.1
Post Holdings, with Thomas H. Lee Partners, Announces Completion of Separate Capitalization of 8th Avenue Food & Provisions
St. Louis - October 1, 2018 - Post Holdings, Inc. (NYSE:POST) (“Post”), a consumer packaged goods holding company, announced today the completion of the previously announced agreement with Thomas H. Lee Partners, L.P. to separately capitalize 8th Avenue Food & Provisions, the holding company for Post’s private brands business, effective October 1, 2018.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient, and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As a leader in refrigerated foods, Post delivers innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, Simply Potatoes®, All Whites®, Better’n Eggs® and Crystal Farms® brands. Post’s Active Nutrition platform brings good energy to a wide range of consumers looking to live healthy lives through brands such as Premier Protein®, PowerBar® and Dymatize®. Post participates in the private brand food category through its partnership with Thomas H. Lee Partners in 8th Avenue Food & Provisions, a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.
About Thomas H. Lee Partners, L.P.
Thomas H. Lee Partners, L.P. is a premier private equity firm investing in middle market growth companies, headquartered in North America, exclusively in four industry sectors: Business & Financial Services, Consumer & Retail, Healthcare, and Media, Information Services & Technology. Using the firm’s deep domain expertise and the internal operating capabilities of its Strategic Resource Group, THL seeks to create deal sourcing advantages, and to accelerate growth and improve operations in its portfolio companies in partnership with management teams. Since its founding in 1974, THL has raised over $25 billion of equity capital, acquired over 140 portfolio companies and completed over 360 add-on acquisitions which collectively represent a combined enterprise value at the time of acquisition of over $200 billion.
Contact:
Post Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

Post Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665